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Contact:  Jeffrey J. Hattara                 (NYSE-BMC)
          (612)851-6030                      FOR IMMEDIATE RELEASE


                BMC INDUSTRIES TO ACQUIRE MONSANTO'S ORCOLITE UNIT
                                  FOR $100 MILLION


March 25, 1998 --Minneapolis, Minnesota - BMC Industries, Inc. ("BMC") and Monsanto Company ("Monsanto") announced today that they have entered into a definitive agreement under which BMC will acquire Monsanto's Orcolite business for $100 million in cash. The transaction has been approved by the boards of directors of both companies and is subject to customary conditions and normal regulatory approval. The transaction is expected to close in the second quarter.

Orcolite, headquartered in Azusa, California, is a producer of ophthalmic lenses with estimated 1997 sales of $34 million. Orcolite produces both hard resin plastic and polycarbonate lenses and is well regarded in the ophthalmic lens industry for its manufacturing capabilities, product innovation and customer service. Orcolite employs approximately 285 people at the California facility.

When the transaction closes, Orcolite will be operated with BMC's existing ophthalmic lens subsidiary, Vision-Ease Lens, Inc. ("Vision-Ease"), to form a single ophthalmic lens business. Vision-Ease plans to operate Orcolite's manufacturing facility to accommodate increasing product demand and facilitate the launch of a continued stream of new, innovative products.

"This is an outstanding opportunity for Vision-Ease and the customers we serve," stated Paul B. Burke, Chairman and CEO of BMC. "The relative strengths of Vision-Ease and Orcolite complement each other well. With this combination, Vision-Ease and Orcolite customers will enjoy the benefits of broader product lines, significantly increased sales and marketing efforts, more resources devoted to research and development and better service levels."


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The acquisition will be funded through borrowings under a $275 million syndicated bank credit facility provided for BMC by BT Alex. Brown and NBD Bank. This facility is committed, subject to customary terms and conditions, and will provide sufficient funds to satisfy working capital requirements and general corporate purposes.

BMC Industries, Inc. is one of the world's largest manufacturers of aperture masks for color picture tubes used in televisions and computer monitors. The Company is also a leading producer of glass, plastic and polycarbonate eyewear lenses. BMC's common stock is traded on the New York Stock Exchange under the symbol BMC.


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